Exhibit 99.3

Form of

Amendment to Grant Agreement for

Restricted Stock Units

Granted to Outside Directors

under the Mattel, Inc. 2005 Equity Compensation Plan

This Amendment to Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (this “Amendment”) is made as of May 10, 2006 between Mattel, Inc. (“Mattel”) and the undersigned Holder.

WHEREAS, on May 19, 2005, Mattel made a grant of restricted stock units to the undersigned Holder, pursuant to a Grant Agreement for Restricted Stock Units under the Mattel, Inc. 2005 Equity Compensation Plan (the “Grant Agreement”); and

WHEREAS, the Grant Agreement provided for Dividend Equivalent rights; and

WHEREAS, Mattel and the Holder wish to change the provision in the Grant Agreement regarding Dividend Equivalent rights; and

WHEREAS, Mattel and the Holder wish to amend the provision in the Grant Agreement regarding Section 409A of the Internal Revenue Code, to reflect guidance regarding that law that has been published by the Internal Revenue Service since the original grant was made;

NOW, THEREFORE, for good and valuable consideration, Mattel and the undersigned Holder each agree as follows:

1. Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Grant Agreement.

2. Section 2 of the Grant Agreement is hereby replaced, in its entirety, with the following, effective as of, and with respect to all dividends payable on or after, January 1, 2007. (The provisions of Section 2 as in effect before this Amendment shall continue to apply with respect to dividends payable before January 1, 2007.)

2. Dividend Equivalent Rights. The Units are granted with Dividend Equivalent rights, as set forth in this Section 2. As of the payment date for any cash dividend or distribution with respect to the Common Stock with a record date on or after the Grant Date and before all of the Units are settled or forfeited as set forth below, the Holder shall receive a cash payment with respect to the outstanding Units held by the Holder that have not yet been settled or forfeited on such record date (the “Then-Outstanding Units”), in an amount equal to the cash dividend or distribution that would have been paid or distributed to the Holder had the Then-Outstanding Units been actual shares of Common Stock outstanding on the applicable record date; provided, that the Committee shall determine whether a payment shall be made with respect to a dividend or distribution made in connection with an event described in Section 16 of the Plan (whether or not an adjustment under Section 16 of the Plan is made to the Units in connection with that event), and the amount of any such payment; and the Committee shall determine whether a payment shall be made with respect to a dividend or distribution with respect to the Common Stock in the form of Common Stock or other property other than cash, and the amount of any such payment.

3. The first clause of Section 5 of the Grant Agreement, reading “Subject to the final sentence of Section 6,” is hereby amended to read “Subject to Section 6,” effective as of May 10, 2006.

4. Section 6 of the Grant Agreement is hereby replaced, in its entirety, with the following, effective as of May 10, 2006.

6. Code Section 409A. In view of uncertainty surrounding the recently enacted Section 409A of the Code, the Company believes that the Units may constitute “deferred compensation” within the meaning of Section 409A of the Code, and it is the intention and belief of Mattel that the Units comply in all respects with Section 409A of the Code. If Mattel determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable to ensure the foregoing, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder. Consistent with the aim of compliance with Section 409A to the extent applicable:

i.	The Settlement Date with respect to any Unit shall be the first to occur of (i) the scheduled vesting date of such Unit pursuant to the first sentence of Section 3, (ii) (x) if the Holder is not a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) (a “Specified Employee”) or if the Units are not subject to Section 409A, the date of the Holder’s Severance, or (y) if the Holder is a Specified Employee and the Units are subject to Section 409A, the date which is six months after the date of such Severance, (iii) the date of the Holder’s death, (iv) the date of the Holder’s Disability (but, if the Units are subject to Section 409A, only if such Disability qualifies the Holder as “disabled” with the meaning of Section 409A(a)(2)(A)(ii) of the Code), and (v) the date of a Change in Control (but, if the Units are subject to Section 409A, only if such Change in Control qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder).

ii.	In the event that the Units are subject to Section 409A, and there occurs a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, the amount that shall be provided on the applicable Settlement Date (if such Settlement Date occurs following such Change in Control) in settlement of any Unit that vested as a result of such Change in Control shall be a cash amount that equals the Fair Market Value of a share of Common Stock as of the date of such Change in Control, plus interest thereon through the Settlement Date at the federal funds rate (as reported in the Wall Street Journal or any other information source reasonably selected by the Committee), compounded daily.

iii.	If the Units are subject to Section 409A, under no circumstances may this Grant Agreement be amended or terminated in a manner that violates Section 409A.

IN WITNESS WHEREOF, Mattel and the undersigned Holder have executed this Amendment, which shall be effective as of the dates set forth above.

MATTEL, INC.

By:
Name: Alan Kaye Title: Senior Vice President, Human Resources

THE HOLDER:

Signature:
Print Name:

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